Exhibit 99.1
Okta Appoints Eric Kelleher as President and Chief Operating Officer
Kelleher to help drive Okta’s growth through operational excellence in new role; Eugenio Pace to retire from role as President, Business Operations
SAN FRANCISCO – February 10, 2025 – Okta, Inc. (NASDAQ:OKTA), the leading independent identity partner, today announced the appointment of Eric Kelleher as President and Chief Operating Officer (COO). In this new role, Kelleher will continue to report to CEO and co-founder Todd McKinnon. He will now oversee Okta’s Marketing, Customer First, Company Operations, GTM Strategy & Operations, Business Technology, Data & Insights, Communications, and Okta for Good teams.
In addition, Eugenio Pace, Okta’s President, Business Operations, has decided to retire at the end of March 2025 after nearly four years of exceptional leadership at Okta following the company’s acquisition of Auth0.
“Eric’s results-driven approach, combined with his ability to unite teams and drive world-class customer satisfaction, makes him the ideal person to step into this new role as COO,” said Todd McKinnon, Chief Executive Officer and co-founder of Okta. “I know Eric, with eight years of trusted leadership at Okta, will find new ways for us to operate with focus and efficiency.”
Kelleher has been with Okta since 2016 and will be forming a new Office of the COO organization focused on reigniting growth, championing the Okta Secure Identity Commitment, and building on Okta’s reputation as the World’s Identity Company. He previously served as President, Customer Experience & Communications, where he was pivotal in driving growth, delivering great customer experiences, building brand loyalty, and raising industry awareness of the importance of identity. He has spent more than 25 years leading customer teams and SaaS companies through growth.
“I am grateful for the opportunity to step into this role at such a pivotal moment for Okta as we continue to lead the identity and cybersecurity industry,” said Kelleher. “Okta already secures identity for more than 19,450 customers around the world. As we continue to scale, operational rigor and delivering exceptional value to customers will be the key to unlocking new opportunities for our growth.”
About Eric Kelleher
Eric brings over 25 years of customer and global brand experience at successful SaaS companies including Okta, Salesforce, and LinkedIn. In his prior role at Okta serving as President, Customer Experience and Communications, Eric was responsible for overseeing the Customer First, Marketing and Communications teams, and for co-leading Okta’s go-to-market strategy in partnership with the Chief Revenue Officer. Over his 8 years at Okta, he has helped scale revenues from $150M to over $2B. Eric joined Okta from LinkedIn, where he built their first Customer Success organization and helped grow the Talent Solutions business to over $2B in revenue. During his 11 years at Salesforce, he helped shape the SaaS playbook for cultivating a successful enterprise subscriber base, and helped the company grow from $50M to $4B in revenue. Eric has a Bachelor’s degree in Computer Science and Economics from Georgetown University and a Master’s degree in Computer Science from Stanford.
About Okta
Okta, Inc. is The World’s Identity Company™. We secure Identity, so everyone is free to safely use any technology. Our customer and workforce solutions empower businesses and developers to use the power of Identity to drive security, efficiencies, and success — all while protecting their users, employees, and partners. Learn why the world’s leading brands trust Okta for authentication, authorization, and more at okta.com.

Media Contact:
Kyrk Storer
press@okta.com

Investor Contact:
Dave Gennarelli
investor@okta.com